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                                                                   EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into this lst day of August, 1996, the Effective Date, by and between Electronic Transmission Corporation, a Texas corporation ("ETC"), and Julie L. Krueger ("Ms. Krueger").

         ETC desires to employ Ms. Krueger as its Manager of Workers Compensation Services and Ms. Krueger desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

         NOW, THEREFORE, ETC and Ms. Krueger hereby agree as follows.

         1. Employment. ETC hereby employs Ms. Krueger, and Ms. Krueger hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

         2. Duties of Ms. Krueger. Ms. Krueger shall serve in the capacity of Manager of Workers Compensation Services. In that capacity, Ms. Krueger shall have responsibility for managing Workers Compensation services of ETC. Ms. Krueger shall not make any agreements, representations, or performance guarantees, or execute or agree to any instruments or contracts, on behalf of ETC or any of its subsidiaries or affiliates without prior consent of ETC's chief executive officer or Board of Directors. During the term of this Agreement, Ms. Krueger shall devote her entire business time and efforts to the performance of the duties and responsibilities contained in this Agreement.

         3. Compensation. As compensation for her services rendered to ETC in the capacities set forth above, ETC shall pay Ms. Krueger at the rate of fifty thousand dollars ($50,000) per year. Within ninety days an incentive program will be developed to add additional compensation based on Ms. Krueger's and ETC's performances in the Workers Compensation program.

         Ms. Krueger also has the option to purchase up to fifty thousand (50,000) shares of ETC stock at a rate of one dollar ($1.00) per one thousand (1,000) shares to be exercised at the rate of one third on August 1, 1997, one third on August 1, 1998, and the remaining one third on August 1, 1999. Ms. Krueger must be an employee of ETC or its successor company on the aforementioned dates to earn the stock.

         4. Benefits. During the term hereof, Ms. Krueger shall be entitled to medical insurance programs provided by ETC on the same basis as other ETC employees. Ms. Krueger will also be allowed to take a one week vacation in October and will be paid for that time, taken 11/11 - 11/15/96.
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Employment Agreement Between ETC and Julie L. Krueger Page 2

         5. Reimbursement of Expenses. ETC shall reimburse Ms. Krueger for all pre-approved travel and other expenses actually incurred by her in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Ms. Krueger upon appropriate documentation of such expenditures in accordance with ETC policies.

         6. Term. This Agreement is for a term of three years from the Effective date. Should ETC cancel this Agreement for any reason other than for cause, the liquidated damages shall be payment of fifteen percent (15%) of any compensation due to Ms. Krueger under this Agreement, including stock options and incentive programs if canceled during the first year of employment, twenty percent (20%) of any compensation due if canceled during the second year of employment, and twenty five percent (25%) of any compensation due if canceled during the third year of employment.

         7. Termination. This Agreement and Ms. Krueger's employment hereunder shall terminate in the event of Ms. Krueger's death or if Ms. Krueger becomes permanently disabled as determined by the ETC Board of Directors.

         8. Non-Disclosure of Information and Trade Secrets. During her employment hereunder and thereafter, Ms. Krueger will not disclose to any person or entity not directly connected with ETC, or use for her own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its subsidiaries or affiliates, or any of the business relationships between ETC or its subsidiaries or affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Ms. Krueger's performance of her duties hereunder.

         9. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

         If to ETC:                Electronic Transmission Corporation
                                   5025 Arapaho, Suite 515
                                   Dallas, Texas 75248

                                   Attention: Mr. L. Cade Havard,
                                              Chief Executive Officer

         If to Ms. Krueger         Ms. Julie L. Krueger
                                   600 Essex Place
                                   Euless, Texas 76039

         10. Entire Agreement, Counterparts, Governing Law. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may
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Employment Agreement Between ETC and Julie L. Krueger Page 3

be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto, including any consulting agreements. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.


                                   ELECTRONIC TRANSMISSION CORPORATION


                                   By: /s/ L. CADE HAVARD
                                       --------------------------------------
                                           L. Cade Havard
                                           Chairman and Chief Executive Officer

                                   MS. KRUEGER

                                       /s/ JULIE L. KRUEGER
                                       --------------------------------------
                                           Julie L. Krueger